Exhibit 3.28
AGREEMENT OF LIMITED PARTNERSHIP
OF
WELLS MANUFACTURING, L.P.
     This Agreement of Limited Partnership of Wells Manufacturing, L.P. (this “Agreement”), is entered into as of December 21, 2005 by and between UCI-Wells Holdings, L.L.C., a Delaware limited liability company, as the general partner (the “General Partner”), and Wells Manufacturing Corp., a Wisconsin corporation, as the limited partner (the “Initial Limited Partner” and, together with the General Partner, the “Partners”).
     The General Partner and the Initial Limited Partner hereby form a limited partnership pursuant to and in accordance with the Delaware Revised Uniform Limited Partnership Act (6 Del. C. § 17-101, et seq.), as amended from time to time (the “Act”), and hereby agree as follows:
     1. Name. The name of the limited partnership is Wells Manufacturing, L.P. (the “Partnership”).
     2. Purpose. The purpose of the Partnership is to engage in any and all business activities that may be lawfully conducted by a limited partnership formed under the Act.
     3. Registered Office; Principal Place of Business; Other Offices. The address of the registered office of the Partnership in the State of Delaware is c/o The Corporation Trust Company, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The principal place of business of the Partnership shall be at 26 S Brooke Street, Fond du Lac, Wisconsin 54935 or such other place as the General Partner may designate from time to time, which need not be in the State of Delaware. The Partnership may have such other offices as the General Partner may designate from time to time.
     4. Registered Agent. The name and address of the registered agent of the Partnership for service of process on the Partnership in the State of Delaware is The Corporation Trust Company, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.
     5. Partners. The names and the business, residence or mailing addresses of the General Partner and the Limited Partner as of the date hereof are as follows:
          General Partner:
UCI-Wells Holdings, L.L.C.
14601 Highway 41 N
Evansville, Indiana 47725
Attn: Keith Zar

          Initial Limited Partner:
Wells Manufacturing Corp.
26 South Brooke Street
Fond du Lac, Wisconsin 54935
Attn: Keith Zar
     6. Term. The Partnership shall dissolve, and its affairs shall be wound up, on the twenty-fifth anniversary of the date hereof, or at such earlier time as (a) the Partners approve in writing, (b) an event of withdrawal of the General Partner has occurred under the Act and a majority in interest of the remaining partners do not agree in writing to continue the Partnership and designate at least one general partner of the Partnership within ninety (90) days of the date of withdrawal of the General Partner, or (c) an entry of a decree of judicial dissolution has occurred under § 17-802 of the Act.
     7. Capital Contributions. The aggregate capital contribution made to the Partnership by each Partner at any given time during the term of the Partnership shall be as set forth in the Partnership’s books and records.
     8. Additional Contributions. Except as otherwise set forth herein, no Partner shall be required to make any further capital contribution to the Partnership.
     9. Capital Accounts.
          (a) There shall be established for each Partner on the books of the Partnership a capital account (the “Capital Account”), and notwithstanding any other provision in this Section 9 or elsewhere in this Agreement, each Partner’s Capital Account shall be maintained and adjusted in accordance with the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury Regulations thereunder (“Regulations”). It is intended that appropriate adjustments shall thereby be made to Capital Accounts to give effect to any income, gain, loss or deduction (or items thereof) that is allocated pursuant to this Agreement. Each Partner’s Capital Account shall include that of any predecessor holders of the Partnership interest of such Partner. The General Partner shall make any appropriate modifications in the event that unanticipated events might otherwise cause this Agreement not to comply with Regulations Section 1.704-1(b) or Section 1.704-2.
          (b) The General Partner may in its discretion increase or decrease the Capital Accounts of the Partners to reflect a revaluation of Partnership property on the Partnership’s books and records in accordance with Regulations Section 1.704-1(b)(2)(iv)(f). Following any such revaluation, the Partners’ Capital Accounts shall be adjusted in accordance with Regulations Section 1.704-1(b)(2)(iv)(g) for allocations of depreciation, depletion, amortization, and gain or loss as computed for book purposes with respect to such property.
     10. Timing and Amount of Allocations of Profits and Losses. Profits and Losses of the Partnership shall be determined and allocated with respect to each fiscal year of the Partnership as of the end of each such year. Subject to the other provisions of this Agreement, an allocation to a Partner of a share of Profits or Losses shall be treated as an allocation of the same share of each item of income, gain, loss or deduction that is taken into account in computing Profits or Losses. “Profits” or “Losses” for each fiscal year of the Partnership shall mean the net income or net loss of the Partnership, determined by the method of accounting for the Partnership as selected by the General Partner for federal income tax purposes, including, without limitation, each item of Partnership income, gain, loss and deduction; provided, however, in the event of a revaluation of Partnership property as described in Section 9(c), “Profits” and “Losses” of the Partnership shall be adjusted in accordance with Regulations Section 1.704-1(b)(2)(iv)(g).
     11. Allocations.
          (a) Except as otherwise provided in this Section 11, all Profits and Losses of the Partnership shall be allocated to the Partners in proportion to their respective Percentage Interests. The “Percentage Interest” of each Partner shall be as set forth on Schedule A hereto.
          (b) Notwithstanding Section 11(a):
          (i) If there is a net decrease in Partnership Minimum Gain (as hereafter defined) or Partner Minimum Gain (as hereafter defined) during any fiscal year, the Partners shall be allocated items of Partnership income and gain for such year (and, if necessary, for subsequent years) in accordance with Regulations Section 1.704-2(f) or Section 1.704-2(i)(4), as applicable.
          (ii) Any Partner Nonrecourse Deductions (as hereafter defined) for any fiscal year shall be specially allocated to the Partner(s) who bears the economic risk of loss with respect to the Partner Nonrecourse Debt (as hereafter defined) to which such Partner Nonrecourse Deductions are attributable, in accordance with Regulations Section 1.704-2(i).
          (iii) Items of Partnership income and gain shall be allocated to the Partners in accordance with the “qualified income offset” requirements of Regulations Section 1.704-1(b)(2)(ii)(d).
          (iv) To the extent any allocation of losses would cause or increase an Adjusted Capital Account Deficit (as hereafter defined) as to any Partner, such allocation of losses shall be reallocated among the other Partners in proportion to their respective Percentage Interests, but in a manner that will not produce an Adjusted Capital Account Deficit as to any other Partner.
          (v) The allocations set forth in Sections 11(b)(i) through (iv) (the “Regulatory Allocations”) are intended to comply with certain regulatory requirements, including the requirements of Regulations Sections 1.704-1(b) and 1.704-2. Notwithstanding the provisions of

Section 11(a), the Regulatory Allocations shall be taken into account in allocating other items of income, gain, loss and deduction among the Partners so that, to the extent possible, the net amount of such allocations of other items and the Regulatory Allocations to each Partner shall be equal to the net amount that would have been allocated to each such Partner if the Regulatory Allocations had not occurred.
          (c) Definitions.
          (i) “Adjusted Capital Account Deficit” means, with respect to any Partner, the deficit balance, if any, in such Partner’s capital account as of the end of the relevant fiscal year, after giving effect to the following adjustments:
               (A) Decrease such deficit by any amounts which such Partner is obligated to restore pursuant to this Agreement or is deemed to be obligated to restore to the Partnership pursuant to Regulations Section 1.704-1(b)(2)(ii)(c) or the penultimate sentence of each of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5); and
               (B) Increase such deficit by such Partner’s share of the items described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6).
          (ii) “Nonrecourse Deductions” has the meaning set forth in Regulations Section 1.704-2(b)(1).
          (iii) “Partner Minimum Gain” means gain attributable to Partner Nonrecourse Debt determined in accordance with Regulations Section 1.704-2(i).
          (iv) “Partner Nonrecourse Debt” has the meaning set forth in Regulations Section 1.704-2(b)(4).
          (v) “Partner Nonrecourse Deduction” has the meaning set forth in Regulations Section 1.704-2(i)(2).
          (vi) “Partnership Minimum Gain” has the meaning set forth in Regulations Section 1.704-2(b)(2).
          (d) For any fiscal year during which a Partner’s Partnership interest is assigned by such Partner (or by an assignee or successor in interest to a Partner), the portion of the Profits or Losses of the Partnership that is allocable in respect of such Partner’s interest shall be apportioned between the assignor and the assignee on any basis selected by the General Partner, provided such basis is permitted by Section 706(d)(2) of the Code.
          (e) Tax Allocations

          (i) Except as otherwise provided in this Section 11(e), each item of income, gain, loss and deduction shall be allocated for income tax purposes among the Partners in the same manner as its correlative item of “book” income, gain, loss or deduction is allocated pursuant to Section 11.
          (ii) Notwithstanding the foregoing provisions of this Section 11, income, gain, loss and deduction with respect to property contributed to the Partnership by a Partner shall be allocated among the Partners, pursuant to Regulations promulgated under Section 704(c) of the Code, so as to take account of the variation, if any, between the adjusted basis of such property to the Partnership and its initial value. The Partnership shall account for such variation under any method approved under Section 704(c) of the Code and the applicable Regulations as chosen by the General Partner. In the event the value of any Partnership asset is adjusted pursuant to Section 9.2(c), subsequent allocations of income, gain, loss and deduction with respect to such asset shall take account of the variation, if any, between the adjusted basis of such asset for federal income tax purposes and its value in the same manner as under Section 704(c) of the Code and the applicable Regulations, consistent with the requirements of Regulations Section 1.704-1(b)(2)(iv)(g), using any method approved under Section 704(c) of the Code and the applicable Regulations, as chosen by the General Partner. Allocations pursuant to this Section 11(e) are solely for purposes of federal, state and local income taxes and shall not affect, or in any way be taken into account in computing, any Partner’s Capital Account or share of Profits, Losses, other tax items or distributions pursuant to any provision of this Agreement.
     12. Distributions. All distributions of Partnership assets to be made to the Partners prior to and otherwise not in conjunction with the final liquidation of the Partnership in accordance with Section 16 shall be made to the Partners only at such times as the General Partner, in its sole and absolute discretion, deems appropriate and shall be made in proportion to each Partner’s Percentage Interest. The General Partner may withhold from any distributions to the Partners the amount(s) required to satisfy the present and future cash needs of the Partnership, as determined by the General Partner in its sole and absolute discretion. No right is given to any Partner to demand and receive property other than cash. The General Partner may determine, in its sole and absolute discretion, to make a distribution in kind to the Partners of Partnership assets other than cash.
     13. Management of Partnership.
          (a) The General Partner shall have exclusive control over the business of the Partnership and shall have all rights, powers and authority generally conferred by law or necessary, advisable or consistent in connection therewith. The General Partner may, in its discretion, appoint officers of the Partnership (such as President, Vice President, Treasurer,

Secretary, Assistant Secretary, Assistant Treasurer and such other officers of the Partnership as the General Partner may deem necessary or advisable, the “Officers”) to act as agents of the Partnership. If the General Partner so resolves in writing, any one of the Officers may bind the Partnership by executing and delivering contracts, agreements or instruments in the name and on behalf of the Partnership. The initial Officers of the Partnership, if any, are set forth on Schedule B hereto. The Limited Partner shall have no right to participate in or vote upon any Partnership matters except as specifically provided by this Agreement or required by any mandatory provision of the Act.
          (b) Without limiting the foregoing, the General Partner shall have full power on behalf and in the name of the Partnership to carry out any and all of the objects and purposes of the Partnership and to perform all acts and to execute and deliver all agreements, instruments and other documents which it, in its sole discretion, may deem necessary or desirable, including without limitation, the power to:
          (c) enter into, deliver, perform, construe and take any action under, any contract, agreement or other instrument as the General Partner shall determine to be necessary or desirable to further the purpose of the Partnership;
          (d) open, maintain and close bank accounts, make deposits thereunder and investment decisions with respect thereto and draw checks or other orders for the payment of moneys;
          (e) collect all sums due the Partnership, including the assertion by all advisable means of the Partnership’s right to payment;
          (f) to the extent that funds of the Partnership are available therefor, pay as they become due all debts, obligations and operating expenses of the Partnership including, without limitation, the salaries, bonuses, benefits and expenses of the employees and agents of the Partnership and equipment and office acquisitions and operating costs;
          (g) employ and dismiss from employment, and pay the fees and expenses of, any and all employees, attorneys, accountants, consultants, advisors or other agents, on such terms and for such compensation as the General Partner may determine, whether or not such person may also be otherwise employed by any affiliate of the General Partner;
          (h) obtain insurance for the Partnership;
          (i) admit addition partners;
          (j) determine distributions of Partnership cash and other property as provided in Section 12;
          (k) bring and defend actions, investigations and proceedings at law or equity or arbitrations or other forms of alternative dispute resolution and before any governmental, administrative or other regulatory agency, body or commission or arbitrator, mediator or other forum for dispute resolution;

          (l) make all elections, investigations, evaluations and decisions, binding the Partnership thereby, that may in the sole judgment of the General Partner be necessary or desirable for the acquisition, management or disposition of assets by the Partnership, including without limitation the exercise of rights to elect to adjust the tax basis of Partnership assets;
          (m) incur expenses and other obligations on behalf of the Partnership and, to the extent that funds of the Partnership are available for such purpose, pay all such expenses and obligations;
          (n) cause the Partnership to incur or guarantee indebtedness for borrowed money;
          (o) possess and exercise all rights and powers of general partners under the Act, in furtherance of the purposes of the Partnership; and
          (p) consult with and seek the advice of one or more of the Limited Partners as contemplated by Section 17-303 of the Act.
     14. Transfer or Pledge. A partner’s interest in the Partnership shall not be assigned, pledged, sold or otherwise transferred, in whole or in part, without the prior written consent of the other partner, which consent may be given or withheld in such partner’s sole and absolute discretion. No assignee of a partner’s interest in the Partnership shall be admitted into the Partnership as a substituted partner without the prior written consent of the General Partner, which consent may be given or withheld by the General Partner in its sole and absolute discretion.
     15. Withdrawal. No right is given to any partner of the Partnership to withdraw from the Partnership.
     16. Dissolution and Winding Up. Upon the expiration of the Partnership’s term, the Partnership shall be dissolved and the business wound up. Upon the dissolution of the Partnership the General Partner shall act as liquidator (unless there is no General Partner at such time, in which case the Limited Partner shall select a person (which may include the Limited Partner) to act as liquidator) of the Partnership’s assets. After paying the Partnership’s outstanding liabilities to creditors in the order of priority as provided by law (or the provision of adequate reserves therefor), the liquidator(s) shall distribute the remaining assets to the Partners pro rata in accordance with their relative positive Capital Account balances, determined after taking into account all Capital Account adjustments for the Partnership fiscal year during which such liquidation occurs through the date of such liquidation. No Partner shall be obligated to contribute to the Partnership the amount of any deficit balance in its Capital Account. All liquidating distributions shall be made in assets of the Partnership and/or in cash, as the liquidator(s) shall determine in its sole and absolute discretion.
     17. Limited Liability. The Limited Partner shall not be liable for the losses, debts, liabilities, contracts or other obligations of the Partnership except as otherwise required by law.

     18. Governing Law. This Agreement, and all rights and remedies in connection therewith, shall be governed by, and construed under, the laws of the State of Delaware, without regard to otherwise governing principles of conflicts of law.

     IN WITNESS WHEREOF, the undersigned, intending to be bound hereby, have duly executed this Agreement of Limited Partnership as of the date first above written.

GENERAL PARTNER: UCI-Wells Holdings, L.L.C., a Delaware limited liability company
By:	/s/ David Forbes
	Name:	David Forbes
	Title:	Assistant Treasurer

LIMITED PARTNER: Wells Manufacturing Corp., a Wisconsin corporation
By:	/s/ David Forbes
	Name:	David Forbes
	Title:	Assistant Treasurer

SCHEDULE A

Percentage Interest
General Partner:
UCI-Wells Holdings, L.L.C.	1.0%

Limited Partner:
Wells Manufacturing Corp.	99.0%

TOTAL:	100.0%

SCHEDULE B
Officers

Bruce M. Zorich	Chairman
William Allen	President
Kenneth L. Brooks	Chief Financial Officer, Vice President, Secretary and Treasurer
Keith Zar	Vice President and Assistant Secretary
William J. Ricketts	Vice President of Operations
Donald Lauby	Vice President of Logistics
Glen Eichhorn	Vice President of Electronics
John Castany	Vice President
Bruce Tartaglione	Vice President of Sales
Dave Forbes	Assistant Treasurer

AMENDMENT
TO AGREEMENT OF LIMITED PARTNERSHIP
OF
WELLS MANUFACTURING, L.P.
          This Amendment to Agreement of Limited Partnership (the “Amendment”) of Wells Manufacturing, L.P. (“Wells LP”), a limited partnership organized under the Delaware Revised Uniform Limited Partnership Act, as amended (the “Act”), is made and entered into as of this 1st day of March 2006, by and among UCI-Wells Holdings, L.L.C., a Delaware limited liability company (the “GP”), Wells Manufacturing Corp., a Wisconsin corporation (the “Withdrawing Limited Partner”) and United Components, Inc., a Delaware corporation (“UCI” and together with the GP and the Withdrawing Limited Partner, the “Partners”).
WITNESSETH:
          WHEREAS, the GP and the Withdrawing Limited Partner entered into an agreement of limited partnership dated as of December 21, 2005 (the “Initial Limited Partnership Agreement”) and, upon filing of the Certificate of Limited Partnership, formed a limited partnership under the laws of the State of Delaware; and
          WHEREAS, the GP desires to remove the Withdrawing Limited Partner and to amend the Initial Limited Partnership Agreement as set forth herein.
          NOW, THEREFORE, in consideration of the mutual promises and agreements herein made and intending to be legally bound hereby, the parties hereto agree to amend the Initial Limited Partnership Agreement as follows:
     1. The Initial Limited Partnership Agreement is hereby amended by deleting Article FIVE and inserting the following:
          5. Partners. The names and the business, residence or mailing addresses of the General Partner and the Limited Partner as of the date hereof are as follows:
General Partner:
UCI-Wells Holdings, L.L.C.
14601 Highway 41 North
Evansville, Indiana 47725
Attn: Keith Zar
Limited Partner:
United Components, Inc.
14601 Highway 41 North
Evansville, Indiana 47725
Attn: Keith Zar

     2. Wells hereby withdraws as the Limited Partner upon its execution of this Amendment and UCI shall become the Limited Partner.
[Signature page follows]

     IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment as of the day and year first above written.

GENERAL PARTNER:	UCI-WELLS HOLDINGS, L.L.C.
	By:	/s/ David Forbes
		Name:	David Forbes
		Title:	Assistant Treasurer

LIMITED PARTNER:	UNITED COMPONENTS, INC.
	By:	/s/ David Forbes
		Name:	David Forbes
		Title:	Vice President of Tax

WITHDRAWING LIMITED PARTNER:	WELLS MANUFACTURING CORP.
	By:	/s/ David Forbes
		Name:	David Forbes
		Title:	Assistant Treasurer